UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 26, 2010

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about June 25, 2010.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 18, 19, 20, 21, 22, 23, 24, 25, 26, 28, 29, 30, 31, 32, 33, 34, 35, 36, and 38 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, changes in foreign exchange rates, or the unpredictable acts of competitors.

SELECTED INQUIRIES RECEIVED THROUGH MAY 7, 2010

1. As volumes, particularly air volumes spike in 2010 into an improving economy and very easy year-over-year comparisons, how should we directionally think about how Salaries and Related Expenses will come down and rise as (1) a percentage of net revenue, and (2) on an absolute basis from about $193M where that expense line item ended the year in the fourth quarter?

In 2009, as volumes declined, so did our expenses. Our operating margin as a percentage of net revenue also diminished. The good point, however, is that our operating margin as a percentage of net revenue declined much less on a percentage basis than our net revenue declined on a percentage basis…pointing to the resilience of our model. The directional change shown in the first quarter of 2010, as it related to net revenue growing faster than operating expenses, also reinforced this.

Salaries and related expense have always been the largest component of our operating expenses when expressed as a percentage of net revenue. We would expect that as net revenues increase, salaries and relates expenses as a percentage of net revenue would continue to conform to more historical patterns, particularly in light of the no layoff policy in 2009. As of right now, we know of no reason why they would not.

2. In 2010, has Expeditors accrued for any legal expenses related to the DOJ, EC or other investigations? What are your expectations for legal expenses during 2010 relative to 2009? What types of fines does Expeditors expect could result from the investigations?

Unfortunately, legal issues and related legal expenses are not just limited to the DOJ, EC or other associated regulatory inquiries. There are various and sundry legal issues that, in a company with 12,000+ people operating in 60 countries, can rear their ugly heads from time to time. We have incurred legal expenses in 2010 and expect to incur more legal expenses throughout the year, regrettably.

As we noted in our last 8-K, we have and expect to incur additional expenses for the preparation of our response to the EC’s Statement of Objections. We would naturally hope to pay no fine. That said, the amount of any fine, if the EC finds that fines are warranted, would be calculated by the EC themselves. Beyond stating the obvious, that we’d rather pay no fines, it really isn’t our place to comment on potential outcomes.

We would also refer you to page 17 of our most recent 10-Q (filed on May 7, 2010) under the heading “Legal Proceedings.” Relevant information concerning all of the Company’s legal proceedings for which disclosure is necessary is contained therein.

3. Expeditors January airfreight tonnage remained strong up 42% year-over-year. How has air volumes trended in February and March? What kind of impact have you seen from Chinese New Year?

Through March 2010, airfreight tonnage was up approximately 40% compared with the same period of 2009. Airfreight tonnage in April 2010 was up 49% compared with April of 2009.

4. Ocean volumes remained down 5% in the fourth quarter, but up 5% year-over-year in January. How have ocean volumes trended in the last two months of the first quarter, with the impact of Chinese New Year, and in the month of April, if available.

Ocean volumes for the month of February were up 23%. Year-to-date as of the end of February (factoring in the impact of Chinese New Year) ocean volumes were up approximately 15%. Ocean freight volumes during the month of March 2010 were up 12%, while ocean freight volumes for the first quarter of 2010, in total, were up 14% over those levels recorded in the year 2009. April ocean freight tonnages were up 18% in 2010 versus April of 2009.

5. Have any of your major capacity providers materially reduced capacity as a result of the 2009 downturn?

All major carriers have reduced capacity to some degree or another, and some of the capacity reductions have been extremely material. Estimates of ocean vessels currently off-line reach as high as 600. If this were a standalone figure, it would represent a rather large steamship line. There are also reports of nearly 150 ships being scrapped during this last year. Air carriers have also reduced significant amounts of capacity, particularly “all freight” configurations, which were grounded in large numbers during last year’s airfreight “freefall.”

6. XXXXX expects the air and ocean market to grow roughly 6% and 5% year-over-year respectively in 2010 while the company can achieve double that growth. What are Expeditors expectations and goals?

We’ve long taken the position that we do not make forecasts. That prohibition also extends to making comments about forecasts made by our competition. When you start lugging a crystal ball around, or start muttering things while peeking over someone else’s shoulder as they consult their own crystal ball, people may at first pay a lot of attention to what you say. The problem is, when you make forecasts about things that you can’t control, let alone influence, you end up placing your credibility in play needlessly. What we are witnessing right now is the aftermath of a near unprecedented global economic meltdown which, in our opinion, was a result of people having convinced others that they could actually do as well as Merlin the Magician predicting the future with 100% certainty, which of course they couldn’t. In the current state of the economy, we think things are still too fragile and the margin of error too small to create strategies predicated on our ability to divine the future. We would rather focus our efforts on strengthening our operations, servicing our customers, and building our capabilities to react to whatever changes may occur in the foreseeable future.

7. Has there been discussion as to taking Expeditors private? Particularly at current valuation versus historically, and in lieu of your diminishing communication with investors?

No. As appealing as some aspects of being private might sound, the cost of going private, and the related debt-service that it would entail, would be prohibitive, even at current valuations. As for communication, the Greek Stoic Epictetus once said: “First learn the meaning of what you say, and then speak.”

We’re not sure our communication with investors is diminishing as much as we’ve spent a lot more time trying to really understand what is actually going on around us. These are unprecedented times and in the absence of understanding exactly what is happening, we think that studied silence is superior to rampant speculation.

8. Was the company able to pass along its rising air and ocean freight capacity rates to its customers any better in the first quarter of 2010 relative to the fourth quarter of 2009, or has Expeditors continued to absorb those rate increases? What is the lag time on average?

We’re not sure what “capacity rates” are, but we assume from the context of the question that you are referring to increases in underlying air and ocean carrier rates. The answer to that is, “yes” to some degree. That said, on a comparable basis, year-over-year airfreight and ocean freight margins are lower, primarily because carriers costs in 2009 were much lower, and reflective of the spot market conditions that existed. The time lag varies by size of account and amount of rate increase imposed based on lanes and commodities being moved.

9. What percent of your air and ocean capacity is booked on spot market rates rather than contractual? Has this changed historically?

We don’t disclose this information for obvious competitive reasons. Spot rates are generally a function of capacity. Where there is excess capacity, there is a strong spot market. Where there are severe capacity constraints, there isn’t really much of a spot market. Given that observation, we can say that this year there is significantly less being booked based on spot pricing than was booked in the prior year. In fact, it is questionable whether spot market opportunities exist at all.

10. Is 40% a good tax rate going forward?

Our tax rate does move around somewhat, primarily due to the impact of stock option expense and its related tax treatment. We had a 40.3% rate last year and it was very similar during the first quarter. So, given those historical results, 40% is probably a good estimate, but the actual amount will, undoubtedly, differ somewhat.

11. What’s behind the $90M Capex expected in 2010 (up from $40M and $60M the prior two years)?

A couple of buildings, one in Europe and one in Asia, and some IT equipment in addition to our normal replacement of capital equipment.

12. Has the new ISF 10+2 filings positively or negatively impacted your Customs Brokerage division? Can you quantify the incremental business?

Positively, both directly and indirectly. We do charge for preparing and submitting ISF filings on behalf of our customers. We also think that our capabilities in this area have driven more business opportunities in other areas. The amounts are not material enough for individual disclosure, but are growing, and the ability to deliver this service provides a great opportunity to not only showcase our EDI capabilities with our customers, but also our ability to manage data sets with multiple use models and requirements.

13. What can we expect for share repurchases in 2010?

We haven’t changed our philosophy on repurchases. We repurchase stock in amounts necessary to offset the impact of stock option exercises that increase outstanding share count. In the past several years we have maintained a relatively stable share count. We have, on occasion, when value disconnects could be identified, done large discretionary buy backs. Large discretionary buy backs are done when opportunities present themselves, not according to some kind of pre-conceived plan. We’re not able to give any further “color” to what we expect this year other than that.

14. In May 2009 Expeditors raised the semi-annual dividend; based on the strong free cash flow model should we expect further increases? In other words how can Expeditors utilize its $1B cash balance?

Our dividend policy and what we are going to do in the future shouldn’t be expected to change a lot from what we’ve done in the past. Our policy in increasing dividends for some time has been to increase dividends commensurate with increases in net income. We have a strong record of increasing dividends every year. This year’s (2010) dividend increase, which was just declared, was made in consideration of our strong cash flow. Despite our net earnings in 2009 having declined over our 2008 reported earnings, in 2010 we once again increased our dividend.

15. What was the impact from foreign exchange on earnings in the fourth quarter of 2009 and the first quarter of 2010? Generally how do foreign currencies affect the P&L?

We’ve never been ones to sit around and play “what if” as it relates to foreign exchange rates impact on the P&L. There really isn’t any point in doing that, particularly in the markets we see today. Things change too quickly as evidenced by how quickly the Euro has fallen out of favor and the US dollar has actually appreciated.

That isn’t said capriciously. Currency fluctuations are a reality of being involved in international trade in 60 different countries. The only thing you can predict with certainty is that currency rates go up and go down. When the US dollar is weak relative to the Euro, or the Pound, for instance, the earnings of our European and English subsidiaries are translated into the US dollar at a higher rate than they would be when the US dollar is stronger relative to these currencies. Not viewed within a correct frame of reference, currency fluctuations, or rather people’s reaction to them, creates the classic situation where without a proper amount of discernment, one can easily mistake motion for progress. We occasionally experience someone internally who will take credit for year-over-year growth in US dollar profits, without referencing the positive currency impact that was a result of their local currency being strong relative to the US dollar. In the next year, when growth may not be as stellar, they sometimes make the statement that, “if it weren’t for the currency effect, we would be up XXX%.” People at Expeditors typically only make that mistake once. Basically, we think in a business model that thrives on taking market share, interim movements in currency certainly have short-term impacts, but in the long-term scheme of things, the economic impacts seem to even out.

The point to us has always been to make sure that we measure people’s contributions by what they have actually accomplished, rather than what the currency gods have bestowed upon them and that, over time, currency rate fluctuations do not matter, they are just one more component to a very dynamic business environment that we need to manage.

16. Given the tight capacity in airfreight and the demand surge seen in December out of Asia, there were well-placed concerns that Expeditors would get squeezed on margins going into the fourth quarter. The actual results showed some margin degradation, but were clearly offset by very strong volume growth. While it seems volumes continued their strength into the first quarter, how should we think about Expeditors margins going forward as capacity and demand begin to adjust to more normalized levels?

Our current margins are actually within the relevant range of our historical experience. As we’ve always stressed, margins historically follow a fairly predictable pattern provided there are no extraordinary occurrences (like the eruption of volcanoes with unpronounceable names). The first quarter of a year typically has higher margins, and margins diminish sequentially throughout the year.

We think that the most important thing is not the percentage margin, but actual margin contribution. We’ve pointed out before, as rates rise, margins narrow, but that may not be a bad thing, because 20% margins on a $2.50 per kilo rate is $.50, which is the same as having a 15% margin on a $3.33 per kilo rate.

We think margins in 2010, directionally at least, should follow typical sequential patterns, but could be impacted by things like volcanoes in Iceland.

17. I voted against management’s position on the 2010 Incentive plan because there was no link provided to a concise description of the plan and the reasons for it and whether or not it increased or decreased from the previous plan.

We’re not sure what or where the disconnect was on your particular computer, but the proxy initiatives were all available on-line in accordance with the rules promulgated by the Securities and Exchange Commission. We’re sorry you were not able to find the information you desired. We believe that the applicable information was available, and we received no other complaints of this kind from anyone else. Your “no” vote notwithstanding, enough other shareholders were able to find this information and felt duly inclined to vote for management’s recommendation regarding the 2010 stock option plan that it passed handily.

18. What is your current outlook for 2010 capital expenditures?

As was disclosed in our first quarter 10-Q, we estimate this amount to be approximately $90 million.

19. What was the amount of non-routine legal fees incurred in the first quarter of 2010? Do you expect these additional costs to continue into the second quarter and to what extent?

It is sometimes difficult to cut a fine line between routine and non-routine legal expenses, particularly given that from a legal perspective, some costs that are incurred are for compliance and monitoring programs that we have instituted to help assure compliance with various laws and regulations. We will spend more money in the second quarter, primarily to prepare our response to the European Commissions’ Statement of Objections. As of now, we don’t envision not having any legal expenses. By the same token, based on what we know at this point in time, we don’t envision that we will have some extraordinarily large amounts of legal expenses during the second quarter of 2010.

20. When air (and ocean) carriers increase their rates to Expeditors, how long does it take Expeditors — on average — to pass those increases through to its own customers? (We understand that there are numerous factors at play — such as speed and magnitude of the carrier rate increases — but any color here would be helpful.)

There really isn’t any set pattern. The glib answer would be “as quickly as possible.” The reality is that there are also logistical issues that come into play. Even when customers agree to rate increases, there is a certain amount of time between that decision and when we can begin charging customers a higher rate. Our customers require time to allow these notifications to work their way through their organizations. Pricing increases for ocean freight moving to and from the United States are governed by the tariff-filing regulations promulgated by the U.S. Federal Maritime Commission. These regulations often stipulate a prescribed period of time, usually 30 days, that must be given to customers before ocean freight price increases can be implemented.

21. Do you release monthly airfreight volume growth data? If so, can you please tell me where on your website (or some other website) I can find your monthly airfreight volume growth data?

We publish that information in our 8-K’s, like this one, where we respond to investor questions. We also publish our quarterly information in our 10-Q’s and annual information in our 10-K reports filed with the US Security and Exchange Commission as part of “Management’s Discussion and Analysis” (MD&A).

22. Would you please provide a little more color on freight volume trends and the pricing environment for both air and ocean freight during the first quarter?

Generally, as the figures reported in questions 3 and 4 above show, freight volumes in both ocean and airfreight were much higher than amounts experienced during the first quarter of 2009. On a comparable basis, airfreight volumes were up much higher on a year-over-year comparable basis, than were ocean freight volumes. Pricing for both air and ocean reflect the capacity restraints that are present in both markets. This is a usual and predictable reaction. The ocean capacity is much more problematic at this point in time, but airfreight still struggles with capacity issues, causing a rather healthy charter market to emerge. This pricing sensitivity progressed through the quarter in both ocean freight and airfreight markets.

23. Expeditors typically is able to benefit in periods of disruption in the market. There has been some commentary that freight is getting left on the runway and on the docks over the last several months. Have you been able to gain any additional volume or new customers because of this?

There is an old song about a gambler that proffers the advice “Never count your money while you’re sittin’ at the table.” These past several months have been most trying with respect to attempting to manage customers’ supply-chain needs against both the air and ocean market capacity constraints. We have done very well in most instances and, quite frankly, not as well as we would have liked in others in resolving customer shipping needs. The nature of the ocean market right now is particularly challenging given the collision between burgeoning demand and constrained capacity. Our primary focus has been to take care of our loyal customers with whom we have an established relationship. We think we have done well securing allocations for our customers on any new capacity that has been introduced to the market. Our priority in allocating any new capacity has been to meet the needs of our existing customers and not to be a vehicle to attract market share. We think that this was well received by most of our customers. The one thing that is unavoidable in market conditions similar to those that we’re dealing with today is that pricing goes up.

24. How would you characterize the relationship between demand and supply currently for both air and ocean freight? What were the pricing dynamics in the first quarter of 2010? How did that pressure air and ocean gross profit margins during the quarter?

Much more demand than supply. Pricing was difficult during the first quarter of 2010, but more driven by capacity constraints than by cost pressures. When viewed from a historical perspective, particularly recently (within the last three years), pricing was actually not too bad. While margins were pressured because of demand exceeding supply, the record 2009 first quarter margin, were greatly influenced by a situation (supply vastly exceeding demand) that was 180 degrees opposite of the situation we experienced during the first quarter of 2010. On a comparison basis, margins were down quite a bit year-over-year. On a historical basis, we’re fine with where they have settled. We would like to have seen a little more profitability, but despite being somewhat squeezed during the month of March, we were generally satisfied with where overall contribution margins ended up for the entire quarter.

25. Are you now able to go back and recoup some additional price from customers?

As noted in our response to question 20 above, price increases are an axiomatic reaction to constrained capacity. “Recoup” is not what we attempt to do. We attempt to raise rates to customers to a point that our aggregate margins provide sufficient real marginal contributions on a unitary basis such that, after paying employees and other overhead expenses, we can earn an acceptable return to our shareholders.

26. Some ocean freight likely has switched to airfreight over the last six months. Would you comment on this trend and whether it is stabilizing or if shippers are still favoring airfreight.

There have been some mode switches, but the capacity situation is such in both ocean and airfreight that we’re not sure whether or not it is stabilizing. The kinds of things that are originally booked to move by ocean freight that can, in some way, be moved by airfreight, are very much limited by the nature of the goods being shipped.

27. Would you please provide the headcount figures for first quarter 2010 versus the same periods a year ago?

	31-Mar-10	31-Mar-09	Difference	% Change
North America	4,131	4,262	(131)	-3.1%
Asia	3,362	3,382	(20)	-0.6%
Europe and Africa	1,948	1,984	(36)	-1.8%
Middle East	1,109	1,095	14	1.3%
South America	561	617	(56)	-9.1%
Australasia	229	225	4	1.8%
Information Systems	565	599	(34)	-5.7%
Corporate	186	191	(5)	-2.6%

Total	12,091	12,355	(264)	-2.1%

28. Could you please describe what opportunities Expeditors’ is seeing across the various freight lanes (e.g., intra-Asia, Asia-Europe, Asia-U.S.) in the current environment?

Intra-Asia has been very strong for us. Asia-US business is very strong and Asia-Europe is much stronger than last year, even amidst the current trials. US exports are very strong, both to Europe and to Asia.

29. Have some relationships come back to Expeditors during the first quarter when some other providers who might have promised lower rates did not deliver?

Yes.

30. Why did other expense increase dramatically from fourth quarter 2009 to first quarter 2010? Is that likely to be the new run rate going forward?

There was actually a combination of two or three different issues. We would expect the “run rate” to be similar to the first quarter of 2010. We would also refer you to our response to question 35 below.

31. Expeditors guided for $90M of capital expenditures within its 2009 10-K filing. Given the global macro environment has shown recent, and hopefully sustainable, signs of improvement has there been any change to expected capex during 2010. If so, what is the new amount of anticipated 2010 capital expenditures?

The same, $90 million as we reaffirmed in our first quarter 10-Q.

32. Can Expeditors provide commentary on year-over-year air and ocean freight volume growth during April and into May?

We don’t have May figures yet. We refer you the responses to questions 3 and 4 above for April increases.

33. In Expeditors first quarter 2010 earnings release, CEO Peter Rose stated “yields have returned to more historical levels”. Can Expeditors elaborate on this statement? Which yields specifically – i.e. carrier prices charged to move freight or freight forwarder gross yields (granted they are inter-related)? What is the historical benchmark? Are all yields by product returning to more normal historical levels?

If one looks at the buy rates and sell rates in effect historically, and we look at the top-line product yields, they fall more or less within the relevant range where those yields were before the industries were buffeted by the rapid escalation of fuel prices in the first part of 2008. Even though the first quarter 2010 yields are lower than those experienced during the first quarter of 2009 (which were record yields), the unitary profit contributions were more or less acceptable.

34. After being down year-over-year throughout 2009 Salaries and Related Costs were up 8.6% year-over-year during the first quarter of 2010 on a continuing basis (excluding last year’s compensation expense credit). Likely increased volume levels and associated payouts to your employee base drove a portion of the increase. Can Expeditors provide more color with respect to what drove the increase in wage expense and which of these increases are continuing or non-continuing and their associated estimated amounts?

Actually, much of the increase in salaries was due to the 10% increase in operating income as this increased incentive bonus compensation over those amounts recorded in prior years.

As can be seen from our response to question 27, headcounts in 2010 are 2.1% less than headcounts at the end of the first quarter of 2009. We would expect compensation to increase as operating income increases. We also think that there will be merit pay increases implemented throughout the year and that, as things pick up, our branches will systematically add headcount as business and customer service requirements increase.

35. Other expenses during the first quarter of 2010 were up 12.4% over the year ago quarter which if we recall correctly included higher than normal bad debt expense. Likely some of the increase in other expense was volume related however other first quarter 2010 expense tracked somewhat higher than we would have anticipated. Did Expeditors incur incremental legal fees outside of normal business during the first quarter of 2010 for the ongoing DOJ / EU previously announced airfreight market pricing investigations? If so how much were these legal costs during the first quarter of 2010 and are they expected to continue? Can Expeditors provide more color on some of the more meaningful increases in other expenses during the first quarter of 2010?

For the first quarters of 2010 and 2009 relates primarily to increases in legal fees related to our response to the European Commission’s Statement of Objections, increases in business taxes in several countries globally in 2010 and a credit from a non-recurring true-up of estimated expenses in 2009, none of which were individually material, but combined we primarily responsible for the nearly $3 million swing.

The difference in “other” expenses for the first quarter of 2010 and the fourth quarter of 2009 relates primarily to an increase in bad debt expense.

36. What are Expeditors expectations for air and ocean capacity moving forward? In Expeditors opinion have air and ocean carriers brought more capacity into the market and/or signaled plans to introduce incremental capacity given recent strong growth in international air and ocean freight volumes. If carriers are planning to bring more capacity into the market what is the expected time line for capacity introductions?

We expect the carriers to manage capacity very carefully in order to maintain rates at levels where they can service business profitably. Given the losses they have absorbed in the last several years, carriers can’t really be expected to do anything else but raise rates. Ocean carrier losses in 2009 are estimated to be $20 billion. The International Air Transport Association (IATA) estimates that beginning with losses recorded in 2008, air carriers will lose nearly $28 billion by the end of 2010. Right now, the most effective way for asset-based providers to maintain operating profitably is to park excess capacity, not only to save operating costs, but to maximize asset optimization of those assets still in service. Ultimately, increased asset optimization is the only way that the asset-based providers will be able to generate the returns they require.

37. What is your employee count by division? Is the Customs Brokerage business (ex domestic forwarding) more labor intensive than Airfreight and Ocean Freight?

We don’t have “product” divisions, per se. We do have departments in branches representing the major core products. The information we have on branch departmental headcount is not necessarily meaningful, because so much of branch administration and operations support, including sales, is not usually directly assigned to individual product groups. If net revenue per direct headcount is an indicative measure of the operational labor intensity, then ocean freight is most labor intensive, followed by brokerage, followed by airfreight. We’re not sure that this is actually indicative, but it provides a basis for discussion. The one thing that we would point out is the different time element involved in each of these products. While airfreight might be slightly less labor intensive, by this measure (and some would still debate whether that is so) it is the most time critical…as measured by the amount of time that the process takes from beginning to end. We think, on that measure, customs brokerage would be next and ocean freight, while requiring a lot of effort, is typically not as time critical.

38. Adjusting for the comp true up credit in the first quarter of 2009, incremental margins off net rev were close to 50%. Is that level sustainable? In a similar vein, at what level of demand (defined as tonnage, gross/net rev level or however you prefer to define it) would you need to start bringing on additional headcount and in what function will that incremental headcount perform (i.e. more sales people?)? Historically, incremental margins have been in the low 30s. If demand were to return to prior peak levels in airfreight and ocean freight within the year, what would be the factors to consider in trying to ascertain if incremental margins can remain above historical levels? Do you expect incremental margins to (and can they) remain above historical levels for a sustainable period (i.e 3yrs) after we get to prior peak levels?

The addition of headcount, particularly in the branches, is something that is controlled by the branch managers in consultation with their regional managers. Each branch has somewhat different needs. We don’t have established targets for adding people. We do have some time honored benchmarks (which we regard as proprietary and don’t share) as to what optimum productivity measures are. People will be added as required to handle increased work coming in. The only direction that has been given from the corporate office is to encourage people to be realistic in their headcount needs assessments so that they will not be too slow to react in their hiring process. We do not want to have increased business being handled by insufficient numbers of employees to the degree that it will dilute our customer service capabilities.

We were encouraged about the first quarter 2010’s operating margin increase versus the first quarter of 2009. Even though it was a small increase, we viewed that small increase as a reaffirmation of the strength of our model.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

May 26, 2010	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

May 26, 2010	/s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer